Exhibit 10.6

FIRST AMENDMENT TO THE
BLACK HILLS CORPORATION
NONQUALIFIED DEFERRED COMPENSATION PLAN

Pursuant to Section 13.1 of the Black Hills Corporation Nonqualified Deferred Compensation Plan (the “Plan”), the Company (as defined in the Plan) hereby amends the Plan as follows:

    1.       Paragraph 2 of the Plan shall be amended by adding the following new subsection (p) and by relettering the current subsection (p) to subsection (q):

(p) “RSU Contribution” means a Participant’s restricted stock unit award under the Company’s Omnibus Incentive Compensation Plan (the “Omnibus Plan”) or any successor plan that the Participant has deferred pursuant to the terms of the restricted stock unit agreement between the Participant and the Company (the “RSU Agreement”) and under subparagraph 4.3.

    2.        Paragraph 4 of the Plan shall be amended by adding the following new subparagraph 4.3:

4.3 RSU Contributions. A Participant who has been granted and accepted an award in the form of restricted stock units under the Omnibus Plan must defer the receipt of the Participant’s entire award thereunder as an RSU Contribution. The amount of the award deferred under the Omnibus Plan and RSU Agreement shall be allocated to a Participant’s Account upon receipt by the Company of the Participant’s executed RSU Agreement. If the Participant does not vest in the award under the terms of the RSU Agreement, the deferral of the RSU Contribution shall be null and void. The Company shall establish within the Participant’s Account a Stock Account for the RSU contribution (as defined in subparagraph 4.2) and shall credit the Stock Account with Company common stock equivalents (but not actual shares), including fractional equivalents. Appropriate adjustments shall be made to the Stock Account for Stock splits, stock dividends, mergers, consolidation and other similar circumstances affecting the Company common stock. A Participant’s RSU Contributions shall remain subject to, and shall vest in accordance with, the terms of the applicable RSU Agreement.

    3.        Paragraph 5 shall be amended by adding the following new sentence as the final sentence thereto:

RSU Contributions shall remain in Company Stock equivalents until distribution.

    4.        Paragraph 6 shall be amended by adding the following new sentence as the second sentence thereto:

The amount in the Participant’s Account shall be paid in cash, except that any amounts in the Participant’s Stock Account attributable to Incentive Contributions or RSU Contributions shall be paid in the form of shares of Company Common Stock.

        The effective date of this Amendment shall be April 29, 2003. Except for the Amendment above, the Plan shall remain in full force and effect.

Black Hills Corporation

By: Steven J. Helmers

Title: Sr. Vice President, General Counsel and Secretary